Filed pursuant to Rule 433
Dated May 22, 2018

Relating to
Preliminary Prospectus Supplement dated May 22, 2018 to
Prospectus dated May 17, 2016
Registration Statement No. 333-211423

SPIRIT AEROSYSTEMS, INC.

PRICING TERM SHEET

May 22, 2018

$300,000,000 Senior Floating Rate Notes Due 2021

$300,000,000 3.950% Senior Notes Due 2023

$700,000,000 4.600% Senior Notes Due 2028

This pricing term sheet is qualified in its entirety by reference to the preliminary prospectus supplement dated May 22, 2018 (the “Preliminary Prospectus Supplement”), supplementing the base prospectus dated May 17, 2016 (the “Base Prospectus”) included in the registration statement (File No. 333-211423) filed with the Securities and Exchange Commission (the “SEC”). The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement and Base Prospectus to the extent it is inconsistent with the information contained therein. Terms used and not defined herein have the meanings assigned in such Preliminary Prospectus Supplement.

Issuer:	Spirit AeroSystems, Inc.

Guarantor:	Spirit AeroSystems Holdings, Inc.

Form of Offering:	SEC Registered

Current Ratings (Moody’s / S&P)*:	Baa3 / BBB-

Trade Date:	May 22, 2018

Settlement Date:

May 30, 2018 (T+5). The Issuer expects that delivery of the notes will be made to investors on or about May 30, 2018, which will be the fifth business day following the date hereof (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Terms Applicable to Floating Rate Notes

Title of Securities:	Senior Floating Rate Notes Due 2021

Final Maturity Date:	June 15, 2021

Principal Amount:	$300,000,000

Price to Public:	100.000%, plus accrued interest, if any, from May 30, 2018

Initial Interest Rate:	LIBOR on May 25, 2018, plus 80 basis points

Spread to LIBOR:	+80 basis points

Index Maturity:	Three months

Optional Redemption:	On and after May 31, 2019 at 100%, plus accrued and unpaid interest to, but excluding, the redemption date

Designated LIBOR Page:	Bloomberg L.P. page “BBAM” on that service or any successor service for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks

Interest Payment Dates:	March 15, June 15, September 15 and December 15, commencing September 15, 2018

Record Dates:	March 1, June 1, September 1 and December 1

CUSIP/ISIN Numbers:	CUSIP: 85205T AH3
ISIN: US85205TAH32

Terms Applicable to Fixed Rate Notes

Title of Securities:	3.950% Senior Notes Due 2023	4.600% Senior Notes Due 2028

Final Maturity Date:	June 15, 2023	June 15, 2028

Principal Amount:	$300,000,000	$700,000,000

Benchmark Treasury:	2.750% due April 30, 2023	2.875% due May 15, 2028

Benchmark Treasury Price and Yield:	99-09+; 2.904%	98-11; 3.069%

Spread to Benchmark Treasury:	+105 basis points	+155 basis points

Yield to Maturity:	3.954%	4.619%

Price to Public:	99.980%, plus accrued interest, if any, from May 30, 2018	99.846%, plus accrued interest, if any, from May 30, 2018

Coupon:	3.950%	4.600%

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2018	June 15 and December 15, commencing December 15, 2018

Record Dates:	June 1 and December 1	June 1 and December 1

Optional Redemption:	T+20 basis points (prior to May 15, 2023); on and after May 15, 2023 at 100%, plus accrued and unpaid interest to, but excluding, the redemption date	T+25 basis points (prior to March 15, 2028); on and after March 15, 2028 at 100%, plus accrued and unpaid interest to, but excluding, the redemption date

CUSIP/ISIN Numbers:	CUSIP: 85205T AJ9 ISIN: US85205TAJ97	CUSIP: 85205T AK6 ISIN: US85205TAK60

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Morgan Stanley & Co. LLC Goldman Sachs & Co. LLC Mizuho Securities USA LLC RBC Capital Markets, LLC

Senior Co-Manager:	Scotia Capital (USA) Inc.

Co-Managers:	U.S. Bancorp Investments, Inc. BBVA Securities, Inc. PNC Capital Markets LLC Wells Fargo Securities, LLC

* Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1689.

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